EXHIBIT 10.1
Avanos Medical, Inc. 5405 Windward Parkway Suite 100 South Alpharetta, GA 30004

April 14, 2025
Mr. Warren Machan
Blueprint Strategy and Management Consulting, LLC
12355 Clairmonte Ave.
Alpharetta, GA 30009
Re:    Amendment to Consulting Agreement (the “Consulting Agreement”) dated December 2, 2024 by and between Avanos Medical, Inc. (the “Company”) and Blueprint Strategy and Management Consulting, LLC (“Consultant”)
Dear Warren:
This letter memorializes the mutually agreed changes to the Consulting Agreement. All other terms shall remain in effect. Unless otherwise specified, each capitalized term used in this letter will have the same meaning ascribed thereto in the Consulting Agreement.
Effective immediately, the Consulting Agreement is hereby amended as follows:
1.Consultant will no longer serve as the Company’s Interim Chief Financial officer and will instead serve as a consultant to the Company. In such capacity, Consultant will render such services as the Company may reasonably request, including supporting the Chief Financial Officer as he transitions back into that role.
2.The Consulting Term will terminate on April 30, 2025.
3.The Company will pay Consultant a fixed rate of $60,000 per month through the end of the Consulting Term. Consultant will not be entitled to receive, and Consultant hereby waives the right to claim, the Second Bonus of $45,000.
To confirm Consultant’s agreement to the foregoing, please countersign this letter below where indicated.
Very truly yours,
Avanos Medical, Inc.

/s/ John Cato
John Cato
Vice President, Human Resources
AGREED AND ACCEPTED:
Blueprint Strategy and Management Consulting, LLC

By:    /s/ Warren Machan
    Warren Machan, Proprietor
Date:    April 14, 2025